OMNIBUS AMENDMENT
TO
TRANSACTION DOCUMENTS
This Omnibus Amendment to Transaction Documents (this “Amendment”) is entered into effective as of July 16, 2024 (the “Effective Date”), by and among M/I FINANCIAL, LLC, an Ohio limited liability company (the “Seller”), FLAGSTAR BANK, N.A., a national banking association (“Flagstar”), as a Buyer, TRUIST BANK, a North Carolina banking corporation (“Truist”), as a Buyer, THE HUNTINGTON NATIONAL BANK (“Huntington Bank”), as a Buyer, and JPMORGAN CHASE BANK, N.A., a national banking association (the “Agent” and sometimes “JPMorgan Chase”), as the Agent and a Buyer. Flagstar, Truist, Huntington Bank and JPMorgan Chase (in its capacity as a Buyer), are sometimes collectively referred to herein as the “Buyers” and each, individually, as a “Buyer”.
R E C I T A L S
WHEREAS, the Seller, the Agent and the Buyers are parties to that certain Master Repurchase Agreement dated as of October 24, 2023 (as amended, restated, supplemented or modified from time to time, the “Repurchase Agreement”), pursuant to which the Buyers have made available to the Seller a revolving mortgage loan repurchase facility (the “Repurchase Facility”) in an aggregate maximum principal amount of $300,000,000.00, with a revolving swingline facility of up to $100,000,000.00 and related agreements, instruments and documents (collectively, with the Repurchase Agreement, the “Transaction Documents”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Repurchase Agreement;
WHEREAS, the Agent has been advised in writing by Flagstar (the “Withdrawing Buyer”) that it desires to withdraw from the syndicate of Buyers under the Transaction Documents, effective as of the Effective Date;
WHEREAS, the Agent and all of the Buyers other than the Withdrawing Buyer (the “Remaining Buyers”) have agreed to accept the Withdrawing Buyer’s relinquishment of its Commitment and its obligation to fund Transactions and otherwise fulfill the obligations of a Buyer under the Repurchase Agreement and JPMorgan Chase, in its capacity as a Buyer, has agreed to assume the Withdrawing Buyer’s Commitment under the Repurchase Agreement for the period commencing on the Effective Date hereof and ending on the Termination Date of the Repurchase Facility;
WHEREAS, the parties hereto have consulted with, and obtained the representation and advice of, their respective legal counsel with regard to the terms and conditions of this Amendment. Each party to this Amendment has had the opportunity to participate fully in the drafting of this Amendment.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

Section 1.Request and Acceptance of Withdrawal; Termination of Commitment. As of the Effective Date of this Amendment, (a) the Withdrawing Buyer hereby requests to withdraw from the syndicate of Buyers under the Repurchase Agreement and each of the Remaining Buyers and the Agent hereby accept such request for withdrawal and (b) the Withdrawing Buyer shall no longer be a party to the Transaction Documents, and any Commitment of the Withdrawing Buyer to fund its Funding Share of the Purchase Prices of proposed Transactions is hereby terminated.
Section 2.Acknowledgement and Consent of Withdrawing Buyer. The Withdrawing Buyer hereby acknowledges that as of the Effective Date and the receipt of the Release Amount (as defined below), there are no obligations owed by the Seller to the Withdrawing Buyer with respect to the Repurchase Agreement and the other Transaction Documents. The Withdrawing Buyer hereby consents and agrees to the termination and cancellation of its Commitment pursuant to the Repurchase Agreement and hereby consents to the termination of its rights pursuant to the Repurchase Agreement and the other Transaction Documents, other than those rights which, by the express terms of the Repurchase Agreement or the other Transaction Documents, survive such termination.
Section 3.Release of Liens; Return of Purchased Loans Support; Further Assurances. The Withdrawing Buyer (a) acknowledges and agrees that it no longer holds any security interests or liens granted pursuant to the Transaction Documents or otherwise in connection with the Commitment of such Withdrawing Buyer, and the Withdrawing Buyer relinquishes and releases any and all rights in any such security interests and liens; (b) agrees to return to the Agent or to any third-party that the Agent shall designate, all Purchased Loans Support, if any, then in the possession of the Withdrawing Buyer; and (c) agrees to execute and/or deliver, as applicable, such additional documents as the Seller or the Agent shall reasonably request to evidence the termination of the Commitment of the Withdrawing Buyer pursuant to this Amendment.
Section 4.Amendments, Modifications and Agreements. The Transaction Documents are hereby amended as follows:
(a)Each of the Transaction Documents is amended to delete therefrom all references to “Flagstar Bank, N.A.” as a Buyer pursuant thereto. Henceforward, no reference to the term “Buyer” as used in any Transaction Document shall include, mean or refer to “Flagstar Bank, N.A.”
(b)The Repurchase Agreement is hereby amended by deleting Schedule BC thereto in its entirety and inserting Schedule BC attached hereto in lieu thereof.
Section 5.Effectiveness Conditions. This Amendment shall be effective as of the Effective Date upon the satisfaction of the following conditions precedent:
(a)the execution and delivery by the Seller, each Buyer and the Agent of this Amendment to the Agent; and
(b)the payment by Fedwire transfer from JPMorgan Chase to or at the direction of the Withdrawing Buyer of an amount (the “Release Amount”) equal to the Withdrawing Buyer’s Funding Share of the Repurchase Prices for all Purchased Loans subject to then-outstanding Transactions, including Price Differential accrued thereon through the Effective Date and any other fees, penalties or other amounts owed to the Withdrawing Buyer with respect to such Purchased Loans or Transactions less and except any Repurchase Price, Price Differential or any fees, penalties or other amounts relating to Transactions, if any, with respect to which the Withdrawing Buyer was a Nonfunding Buyer and net of that portion of the Upfront Fee paid to the Withdrawing Buyer on the Closing Date which relates to its Committed Sum for the period commencing on the Effective Date and ending on the Termination Date.
Section 6.    Representations and Warranties. The Seller represents and warrants to the Agent and the Buyers that:
(a)All warranties and representations made to the Buyers under the Repurchase Agreement and the Transaction Documents are true and correct in all material respects as to the date hereof unless specifically stated to relate to an earlier date.
(b)The execution and delivery by the Seller of this Amendment and the performance by the Seller of the transactions herein contemplated (i) are and will be within such party's powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which the Seller is a party or by which the property of the Seller is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of the Seller.
(c)This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith, will be valid, binding, and enforceable in accordance with its respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights generally, and subject to the general principles of equity.
(d)No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or equity holder in the Seller, is required on the part of the Seller in connection with the execution, delivery and performance of this Amendment and the documents contemplated hereby, or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment.
(e)No Default or Event of Default has occurred and is continuing under the Repurchase Agreement or any of the other Transaction Documents.
Section 7.    Ratification of Transaction Documents. Except as expressly set forth herein, all of the terms and conditions of the Repurchase Agreement and the other Transaction Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Repurchase Agreement and each Transaction Document shall mean the Repurchase Agreement and Transaction Documents as modified by this Amendment.
Section 8.    Payment of Fees and Expenses. The Seller shall be obligated to pay any of the costs and expenses of the Agent, including reasonable attorneys’ fees, charges and disbursements of counsel for the Agent, in connection with the negotiation, preparation, execution and delivery of this Amendment and the consummation of the transactions contemplated hereby.
Section 9.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
Section 10.    Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile shall also bind the parties hereto. All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders and (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well.
Section 11.    Invalid Provisions. If any provision of this Amendment is held to be illegal, invalid, or unenforceable under applicable Legal Requirements, such provision shall be fully severable and this Amendment shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Amendment, and the remaining provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Amendment, unless such continued effectiveness of this Amendment, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
[signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Effective Date.
M/I FINANCIAL, LLC, an Ohio limited liability company, as Seller and Servicer
By:/s/Derek J. Klutch
Name: Derek J. Klutch
Title: President and Chief Executive Officer

JPMORGAN CHASE BANK, N.A., a national banking association, as Agent, Lead Arranger and a Buyer
By:    /s/Lindsay R. Schelstrate
    Name: Lindsay R. Schelstrate
    Title: Authorized Officer

FLAGSTAR BANK, N.A.,
a national banking association, as the Withdrawing Buyer
By:    /s/Patricia Robins
    Name: Patricia Robins
    Title: Senior Vice President

TRUIST BANK, as a Buyer
By:    /s/Stephen Kleindeinst
    Name: Stephen Kleindeinst
    Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK, as a Buyer
By:    /s/Rochelle Thomas
    Name: Rochelle Thomas
    Title: Authorized Officer

SCHEDULE BC
BUYERS’ COMMITTED SUMS
(in dollars)
From October 24, 2023 through and including November 10, 2023

Buyer	Committed Sum
JPMorgan Chase Bank, N.A.	$81,000,000
Truist Bank	$63,000,000
Flagstar Bank, N.A.	$63,000,000
The Huntington National Bank	$63,000,000
Maximum Aggregate Commitment:	$270,000,000
From November 11, 2023 through and including February 9, 2024

Buyer	Committed Sum
JPMorgan Chase Bank, N.A.	$90,000,000
Truist Bank	$70,000,000
Flagstar Bank, N.A.	$70,000,000
The Huntington National Bank	$70,000,000
Maximum Aggregate Commitment:	$300,000,000
From February 10, 2024 through and including July 15, 2024

Buyer	Committed Sum
JPMorgan Chase Bank, N.A.	$72,000,000
Truist Bank	$56,000,000
Flagstar Bank, N.A.	$56,000,000
The Huntington National Bank	$56,000,000
Maximum Aggregate Commitment:	$240,000,000
From July 16, 2024 through and including September 17, 2024

Buyer	Committed Sum
JPMorgan Chase Bank, N.A.	$128,000,000
Truist Bank	$56,000,000
The Huntington National Bank	$56,000,000
Maximum Aggregate Commitment:	$240,000,000
From September 18, 2024 until the Termination Date

Buyer	Committed Sum
JPMorgan Chase Bank, N.A.	$144,000,000
Truist Bank	$63,000,000
The Huntington National Bank	$63,000,000
Maximum Aggregate Commitment:	$270,000,000